UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

March 27, 2026

Date of Report (date of earliest event reported)

OPORTUN FINANCIAL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Commission File Number 001-39050

Delaware	45-3361983
State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification No.

1825 South Grant Street, Suite 850
San Mateo, CA	94402
Address of Principal Executive Offices	Zip Code

(650) 810-8823

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	OPRT	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 21, 2026, Oportun Financial Corporation (the “Company”) announced that, effective as of April 3, 2026, Raul Vazquez will transition from his role as Chief Executive Officer (“CEO”) to a non-employee advisor to the Company. Mr. Vazquez will step down as a member of the Company’s board of directors (the “Board”) on April 3, 2026.

On March 27, 2026, the Board, effective as of April 4, 2026, appointed Kathleen Layton, the Company’s Chief Legal Officer, and Gaurav Rana, the Company’s Senior Vice President, General Manager, Lending, as the two members of a joint Office of the CEO of the Company. In this capacity, Ms. Layton and Mr. Rana will serve as the co-principal executive officers and interim leaders of the Company until a permanent CEO is appointed. In addition, each will continue to serve in their current roles while assuming the Office of the CEO responsibilities.

The Company is continuing its search for a permanent CEO.

Ms. Layton, 46, has served as the Company’s Chief Legal Officer and Corporate Secretary since July 2023. She previously served as the Company’s Senior Vice President, Deputy General Counsel and Corporate Secretary from March 2020 to July 2023, as the Company’s Vice President, Assistant General Counsel from December 2017 to March 2020, and as the Company’s Senior Director, Senior Corporate Counsel from September 2015 to December 2017. Prior to joining Oportun, Ms. Layton was a Senior Corporate Counsel at ServiceNow and an attorney at Simpson Thacher & Bartlett LLP and McDermott Will & Emery LLP. Ms. Layton received a B.A. from the University of Wisconsin-Madison, and a J.D. from the University of Wisconsin Law School.

Mr. Rana, 45, has served as the Company’s Senior Vice President, General Manager, Lending since February 2024, and previously served as Senior Vice President, Head of Data and Analytics from August 2017 to October 2022. From October 2013 through July 2017, Mr. Rana worked for Capital One Financial Corporation in several roles, including Senior Director, Products and Analytics and Director, Customer Strategy and Management. Prior to that, Mr. Rana worked for McKinsey & Company as an Engagement Manager from August 2008 to September 2013. Mr. Rana holds a B.S.E. in Computer Engineering and M.S.E. in Computer Science and Engineering from the University of Michigan-Ann Arbor, and an M.B.A. from The University of Chicago Booth School of Business.

In connection with their appointments as members of the Office of the CEO, the Compensation and Leadership Committee of the Board (the “Compensation Committee”) approved a $35,000 increase to each of Ms. Layton’s and Mr. Rana’s monthly base salary payments, representing an increase from the current base salary of $450,000 (at a monthly rate of $37,500) for Ms. Layton and $435,750 (at a monthly rate of $36,313) for Mr. Rana, to be paid for the period of time serving in the joint Office of the CEO until a permanent CEO is appointed or until an earlier date determined by the Board. In addition, Ms. Layton and Mr. Rana will continue to receive compensation in their current roles as the Company’s Chief Legal Officer and the Company’s Senior Vice President, General Manager, Lending, respectively, which consists of (i) an annual base salary at the current rates described above, (ii) eligibility for an annual incentive bonus award at targets approved by the Board or Compensation Committee (currently, 65% of base salary for Ms. Layton and 50% of base salary for Mr. Rana), (iii) eligibility for discretionary equity awards approved by the Board or Compensation Committee, and (iv) eligibility to receive severance payments and benefits under the Company’s Executive Severance and Change in Control Policy (as it may be amended from time to time) upon certain qualifying terminations of employment based on their levels of seniority within the Company. The foregoing summary of the compensation terms for each of Ms. Layton and Mr. Rana does not purport to be complete and shall be subject to, and qualified in its entirety by reference to the full text of forthcoming agreements between each of Ms. Layton and Mr. Rana and the Company, which will be filed as an exhibit to a subsequent filing with the Securities and Exchange Commission.

There are no other arrangements or understandings between either of Ms. Layton or Mr. Rana and any other persons pursuant to which either of Ms. Layton or Mr. Rana were appointed as leaders of the Company through a joint Office of the CEO of the Company. There are no family relationships between either of Ms. Layton or Mr. Rana and any director or executive officer of the Company, and neither has a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number

99.1	Press Release dated April 2, 2026

104	Cover Page Interactive Data File embedded within the Inline XBRL document

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OPORTUN FINANCIAL CORPORATION (Registrant)

Date: April 2, 2026	By:	/s/ Kathleen Layton
Kathleen Layton
Chief Legal Officer and Corporate Secretary